Exhibit 3.99

ARTICLES OF RESTATEMENT

OF

FIRST DATA CARD SOLUTIONS, INC.

SECOND:	The name of the Corporation (which is hereinafter called the Corporation) is First Data Card Solutions, Inc.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the State of Maryland.

FOURTH:

The name and the address of the current resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

FIFTH:

The total number of shares of stock which the Corporation has authority to issue is One Hundred Thousand (100,000) shares of the par value of One Dollar ($1) each, or an aggregate par value of One Hundred Thousand Dollars ($100,000), all of one class.

SIXTH:	The number of directors of the Corporation shall be two, which number may be increased or decreased pursuant to the Bylaws of the corporation.

SEVENTH:	The duration of the Corporation shall be perpetual.